The Board of Directors and Stockholders
Laidlaw Global Corporation:

We consent to the inclusion of our reports dated March 6, 1998 and July 24, 1997, with respect to the consolidated balance sheets of Laidlaw Holdings, Inc. and subsidiaries as of December 31, 1997 and May 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from June 1, 1997 to December 31, 1997 and for the year ended May 31, 1997, in the Form SB-2 of Laidlaw Global Corporation dated February 14, 2000.



/s/ KPMG LLP
-------------------
KPMG LLP


New York, New York
February 14, 2000